UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 9, 2015

Innospec Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-13879	98-0181725
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8310 South Valley Highway, Suite 350, Englewood, Colorado		CO 80112
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(303) 792 5554

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) and (e)

Appointment of new Chief Operating Officer of Innospec Inc. (the "Company")

On October 9, 2015, the Board of Directors of the Company approved the appointment of Dr. Philip J. Boon, age 56, as Chief Operating Officer of the Company, effective November 1, 2015. Dr. Boon has been an executive officer of the Company since 2009. Most recently Dr. Boon has been serving as Executive Vice President, Business Operations of the Company, having joined the Company in 1997. Prior to his appointment as Executive Vice President, Business Operations in June 2009, Dr. Boon was the Regional Director Europe, Middle East and Africa initially for Fuel Specialties and latterly also for Performance Chemicals and Octane Additives. Dr. Boon has over twenty five years’ international experience in the specialty chemicals industry and previously held positions with Ciba-Geigy and FMC in the U.S. and Europe. He has a PhD in chemistry from Leicester University.

On October 15, 2015, the Chairman of the Compensation Committee and Dr. Boon signed a letter agreement confirming changes to Dr. Boon’s terms and conditions and contract of employment pursuant to which Dr. Boon’s salary will increase to £250,000 per annum and he will be eligible for an award of options to acquire 20,000 shares of the Company at zero market price, with 30% vesting in three years from the date of grant, 30% vesting in 4 years from the date of grant and 40% vesting in 5 years from the date of grant, subject to continued employment and achievement of a minimum "Good Performer" performance rating. As part of this arrangement, between November 1, 2015 and December 31, 2020, Dr. Boon will be required to give the Company 12 months notice of termination of employment, after which time his notice requirement will revert to 6 months’ notice. The notice of termination of employment that the Company is required to give Dr. Boon remains at 12 months.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Innospec Inc.

October 16, 2015	By:	Mr. David E. Williams

Name: Mr. David E. Williams
Title: VP, General Counsel and Chief Compliance Officer